Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2019	Quarter Ended December 31, 2018
Diluted earnings per share	$0.95	$0.91
Net Income	$2,593,000	$2,492,000
Return on average common equity	12.13%	13.20%
Return on average assets	1.27%	1.36%

Millersburg, Ohio – January 24, 2020 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2019 net income of $2,593,000, or $.95 per basic and diluted share, as compared to $2,492,000, or $.91 per basic and diluted share, for the same period in 2018. Income before federal income tax amounted to $3,216,000, an increase of 3% over the same quarter in the prior year. For the twelve-month period ended December 31, 2019 net income totaled $10,414,000 compared to $9,412,000 in the same period last year, an increase of 11%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 12.13% and 1.27%, respectively, compared with 13.20% and 1.36% for the fourth quarter of 2018.

Eddie Steiner, President and CEO stated, “The business sector has become somewhat more cautious in outlook as uncertainties related to trade policy, slowing global economies, and continued difficulties in retail and agriculture weigh on forward-looking perspectives. The commercial lending environment is very competitive as banks and non-bank lenders vie over softer loan demand and accelerating prepayments.  Consumer sentiment remains upbeat given steady job and wage conditions, and attractive interest rates have led to stronger home mortgage loan demand.”

Revenue, calculated as Net interest income and noninterest income on a fully taxable equivalent basis, totaled $8.6 million during the quarter, a 5% increase from the prior-year fourth quarter.   Net interest income increased $219 thousand, or 3%, in the fourth quarter of 2019 compared to the same period in 2018.

Loan interest income including fees increased $180 thousand during fourth quarter 2019 as compared to the same quarter in 2018, an increase of 3%. Average total loan balances during the current quarter were $13 million higher than the year ago quarter, an increase of 2%.  Loan yields for fourth quarter 2019 averaged 5.05%, an increase of 2 basis points from the 2018 fourth quarter average of 5.03%.

The net interest margin was 3.73% compared to 4.01% for fourth quarter 2018 as the average yield was down 27 basis points on assets while the average cost to fund those assets was up 1 basis point.

Noninterest income increased 14%, compared to fourth quarter of 2018, driven by growth in gain on sale of loans, debit card fee income, increases in bank owned life insurance values, and service charges on deposit accounts.

Noninterest expense increased 7% from fourth quarter 2018. Salary and employee benefit costs increased $178 thousand, or 7% compared to the prior year quarter, as a result of higher wage and 401(k) retirement expenses. Professional and director’s fees increased by $89 thousand, or 32%, reflecting higher technology investment to further improve network infrastructure in support of company growth.  Communication system expenses increased by $29 thousand, or 39%, reflecting additional redundant connectivity within the operations center. The Company’s fourth quarter efficiency ratio increased slightly to 58.7% with a slowing of loan growth affecting interest margins as a greater percentage of assets remained in short term investments.

Federal income tax expense totaled $623 thousand in fourth quarter 2019, as compared to $619 thousand tax expense for the same quarter in 2018. The effective tax rate reduced slightly to 19% in 2019.

Average total assets during the quarter amounted to $812 million, an increase of $85 million, or 12%, above the same quarter of the prior year.  Average loan balances of $555 million increased $13 million, or 2%, from the prior year fourth quarter while average securities balances of $117 million increased $4 million, or 3%, as compared to fourth quarter 2018.  Average overnight funds sold increased $59 million, or 185%, compared to fourth quarter 2018 as average deposits grew by 13%.

Average commercial loan balances for the quarter, including commercial real estate, increased $2 million, or less than 1%, from prior year levels.  Average residential mortgage balances including home equity lines of credit increased $10 million, or 6%, over the prior year’s quarter.  Average consumer credit balances remained stable in fourth quarter 2019 versus the same quarter of the prior year.

Nonperforming assets increased $1.2 million from December 31, 2018 to $4.7 million, or 0.84%, of total loans plus other real estate at December 31, 2019. The increase in nonperforming assets reflects various commercial loans experiencing economic stress. At December 31, 2019, approximately $1.1 million of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of December 31, 2019 increased to 1.02% of total loans as compared to 0.84% at December 31, 2018.

Net loan losses recognized during fourth quarter 2019 were $44 thousand, or 0.03% annualized, compared to fourth quarter 2018 net loan losses of $641 thousand. The allowance for loan losses amounted to 1.27% of total loans at December 31, 2019 as compared to 1.08% at December 31, 2018.

Average deposit balances grew on a quarter over prior year quarter comparison by $77 million, or 13%, partially on the strength of customer response to higher rates paid on deposits. For the fourth quarter 2019, the average cost of deposits amounted to 0.52%, as compared to 0.48% for the fourth quarter 2018. During the fourth quarter 2019, increases in average deposit balances over the prior year quarter included non-interest-bearing demand accounts of $22 million, interest-bearing transaction accounts of $45 million, and time deposits of $15 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2019 decreased by less than $1 million, or 2%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $85.5 million on December 31, 2019 with 2.7 million common shares outstanding.  The tangible equity to assets ratio amounted to 9.9% on December 31, 2019 and 9.9% on December 31, 2018.  The Company declared a fourth quarter dividend of $0.28 per share, a $.02 per share increase over fourth quarter 2018, producing an annualized yield of 2.7% based on the December 31, 2019 closing price of $40.97.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $819 million as of December 31, 2019. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2019	2019	2019	2019	2018	2019	2018
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$7,168	$7,228	$7,111	$7,049	$6,934	$28,556	$26,913
Provision for loan losses	285	285	285	285	344	1,140	1,316
Other income	1,451	1,440	1,313	1,224	1,270	5,428	4,758
Other expenses	5,079	4,999	4,900	4,791	4,725	19,769	18,518
FTE adjustment (a)	39	40	40	38	24	157	162
Net income	2,593	2,695	2,586	2,540	2,492	10,414	9,412
Diluted earnings per share	0.95	0.98	0.94	0.93	0.91	3.80	3.43

PERFORMANCE RATIOS
Return on average assets (ROA)	1.27%	1.38%	1.39%	1.41%	1.36%	1.36%	1.31%
Return on average common equity (ROE)	12.13	12.89	12.91	13.20	13.20	12.77	12.89
Net interest margin FTE (a)	3.73	3.95	4.08	4.16	4.01	3.97	3.98
Efficiency ratio	58.74	57.52	57.96	57.72	57.26	58.00	58.14
Number of full-time equivalent employees	171	175	174	174	170

MARKET DATA
Book value/common share	$31.17	$30.49	$29.70	$28.80	$27.91
Period-end common share mkt value	40.97	38.67	40.45	38.75	38.50
Market as a % of book	131.44%	126.83%	136.20%	134.55%	137.94%
Price-to-earnings ratio	10.78	10.28	11.05	10.85	11.22
Cash dividends/common share	$0.28	$0.28	$0.26	$0.26	$0.26	$1.08	$0.98
Common stock dividend payout ratio	29.47%	28.57%	27.66%	27.96%	28.57%	28.42%	28.57%
Average basic common shares	2,742,350	2,742,350	2,742,350	2,742,242	2,742,242	2,742,296	2,742,242
Average diluted common shares	2,742,350	2,742,350	2,742,350	2,742,242	2,742,242	2,742,296	2,742,242
Period end common shares outstanding	2,742,350	2,742,350	2,742,350	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$112,354	$106,047	$110,928	$106,262	$105,576

ASSET QUALITY
Gross charge-offs	$59	$75	$54	$70	$691	$258	$1,082
Net (recoveries) charge-offs	44	46	35	-95	641	30	1,013
Allowance for loan losses	7,017	6,776	6,537	6,287	5,907
Nonperforming assets (NPAs)	4,659	4,518	4,555	3,302	3,428
Net charge-off (recovery) /average loans ratio	0.03%	0.03%	0.03%	-0.07%	0.47%	0.01%	0.19%
Allowance for loan losses/period-end loans	1.27	1.20	1.19	1.15	1.08
NPAs/loans and other real estate	0.84	0.80	0.83	0.60	0.62
Allowance for loan losses/nonperforming loans	154.55	153.35	146.70	197.23	177.45

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.91%	10.07%	10.28%	10.15%	9.86%
Average equity to assets	10.43	10.72	10.77	10.69	10.29
Average equity to loans	15.29	14.95	14.66	14.18	13.83
Average loans to deposits	81.62	86.18	88.73	91.16	89.88

AVERAGE BALANCES
Assets	$812,481	$773,481	$745,658	$730,181	$727,962	$765,722	$716,243
Earning assets	763,244	725,615	699,229	687,515	686,807	719,127	675,474
Loans	554,556	554,956	547,981	550,483	541,482	552,014	535,506
Deposits	679,473	643,981	617,558	603,839	602,434	636,441	589,646
Shareholders' equity	84,777	82,948	80,338	78,038	74,900	81,548	73,002

ENDING BALANCES
Assets	$818,683	$786,792	$750,252	$734,845	$731,722
Earning assets	767,345	734,859	704,738	688,792	682,345
Loans	551,633	566,213	550,612	548,220	548,974
Deposits	683,546	658,119	623,328	607,342	606,498
Shareholders' equity	85,476	83,614	81,458	78,967	76,536

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2019	2018
ASSETS
Cash and cash equivalents
Cash and due from banks	$17,648	$23,214
Interest-earning deposits in other banks	84,369	22,350
Total cash and cash equivalents	102,017	45,564
Securities
Available-for-sale, at fair-value	112,146	85,528
Held-to-maturity	13,869	20,688
Equity securities	92	83
Restricted stock, at cost	4,614	4,614
Total securities	130,721	110,913
Loans held for sale	622	108
Loans	551,633	548,974
Less allowance for loan losses	7,017	5,907
Net loans	544,616	543,067

Premises and equipment, net	12,040	9,961
Goodwill and core deposit intangible	4,831	4,895
Bank owned life insurance	18,894	13,554
Accrued interest receivable and other assets	4,942	3,660

TOTAL ASSETS	$818,683	$731,722

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$193,425	$185,871
Interest-bearing	490,121	420,627
Total deposits	683,546	606,498

Short-term borrowings	38,889	37,415
Other borrowings	6,330	8,525
Accrued interest payable and other liabilities	4,442	2,748
Total liabilities	733,207	655,186
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2019 and 2018	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	61,740	54,288
Treasury stock at cost - 238,252 shares in 2019
and 238,360 in 2018	(4,780)	(4,784)
Accumulated other comprehensive income (loss)	72	(1,412)
Total shareholders' equity	85,476	76,536

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$818,683	$731,722

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Twelve months ended
(Unaudited)	December 31,		December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
Interest and dividend income:
Loans, including fees	$7,057	$6,877	$28,553	$26,237
Taxable securities	542	587	2,247	2,371
Nontaxable securities	130	144	532	608
Other	381	164	1,129	421
Total interest and dividend income	8,110	7,772	32,461	29,637
Interest expense:
Deposits	898	724	3,609	2,372
Other	83	138	453	514
Total interest expense	981	862	4,062	2,886
Net interest income	7,129	6,910	28,399	26,751
Provision for loan losses	285	344	1,140	1,316
Net interest income after provision
for loan losses	6,844	6,566	27,259	25,435
Noninterest income
Service charges on deposits accounts	313	296	1,252	1,182
Trust services	229	223	899	863
Debit card interchange fees	389	351	1,481	1,316
Gain on sale of loans	174	107	462	307
Market value change in equity securities	-	(4)	9	(6)
Other	346	297	1,325	1,096
Total noninterest income	1,451	1,270	5,428	4,758

Noninterest expenses
Salaries and employee benefits	2,913	2,735	11,663	10,895
Occupancy expense	215	205	832	833
Equipment expense	163	137	571	597
Professional and director fees	369	280	1,332	1,029
Software expense	264	238	938	893
Marketing and public relations	130	145	535	508
Debit card expense	153	150	554	537
Other expenses	872	835	3,344	3,226
Total noninterest expenses	5,079	4,725	19,769	18,518
Income before income tax	3,216	3,111	12,918	11,675
Federal income tax provision	623	619	2,504	2,263
Net income	$2,593	$2,492	$10,414	$9,412
Net income per share:
Basic	$0.95	$0.91	$3.80	$3.43

Diluted	$0.95	$0.91	$3.80	$3.43